Exhibit (b)(4)(a)

Great-West Life & Annuity Insurance Company of New York

A Stock Company

Administrative Office:	Home Office:
[8515 East Orchard Road	[50 Main Street
Greenwood Village, CO 80111]	White Plains, NY 10606]

For service, call [1-800-537-2033 (extension XXXXX)]

Group Deferred Variable Annuity Contract

Non-Assignable

This group deferred annuity (the “Contract”) is intended to qualify under §403(b) of the Internal Revenue Code of 1986, and is established as a means of providing for retirement for Plan Participants and/or the support of the beneficiaries of such Plan Participants.

The Contract is a legal contract between the Contractholder shown on the Contract Data Page and Great-West Life & Annuity Insurance Company (“Great-West”). The Contract takes effect on the Effective Date shown on the Contract Data page. PLEASE READ THIS CONTRACT CAREFULLY.

Great-West agrees, subject to the terms and conditions of the Certificate issued by Great-West pursuant to this Contract, to provide benefits set forth in the Certificate while the Certificate is in force. Great-West also agrees to pay annuity benefits on behalf of GLWB Participants who choose an annuity payout option under this Contract. The provisions on the following pages, together with the application for this Contract, are part of this Contract.

Signed for Great-West Life & Annuity Insurance Company and effective on the Contract Date.

Secretary	President

ALL VALUES PROVIDED BY THIS CONTRACT ARE VARIABLE AND MAY INCREASE, DECREASE OR REMAIN THE SAME, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

The Guaranteed Lifetime Withdrawal Benefit available under this Contract is designed to provide GLWB Participants with guaranteed lifetime periodic payments. The benefit is subject to certain investment restrictions and other limitations set forth in the Contract.

Great-West reserves the right to: (i) limit the amount and frequency of Contributions; (ii) refuse any Contribution; and (iii) stop accepting Contributions altogether.

Withdrawal of GLWB Participant Account Value and proceeds payable at the death of a GLWB Participant under the Certificates issued under the Contract are subject to limitations set forth in the Contact.

The Contract does not pay dividends.

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CONTRACT DATA

CONTRACTHOLDER:

CONTRACTHOLDER ADDRESS:

TAX ID #:

PLAN SPONSOR:

PLAN:

CONTRACT NUMBER:

EFFECTIVE DATE:

CONTRACT MINIMUMS AND MAXIMUMS:

•	Maximum Age on Contract Date: 85

•	Minimum Age of GLWB Participant (Single Covered Person) or Youngest GLWB Participant (Joint Covered Persons) when Guaranteed Annual Withdrawals Begin: 55

•	Benefit Base Cap: [$5,000,000]

CHARGES AND EXPENSES

•	Maximum Guaranteed Benefit Fee: 1.50% (annualized rate)

•	[Maximum Variable Asset Charge: 1.50% (annualized rate)]

•	[Maximum Contract Maintenance Charge: $100.00]

COVERED FUNDS

•	Great-West SecureFoundation® Lifetime 2015 Fund

•	Great-West SecureFoundation® Lifetime 2020 Fund

•	Great-West SecureFoundation® Lifetime 2025 Fund

•	Great-West SecureFoundation® Lifetime 2030 Fund

•	Great-West SecureFoundation® Lifetime 2035 Fund

•	Great-West SecureFoundation® Lifetime 2040 Fund

•	Great-West SecureFoundation® Lifetime 2045 Fund

•	Great-West SecureFoundation® Lifetime 2050 Fund

•	Great-West SecureFoundation® Lifetime 2055 Fund

•	Great-West SecureFoundation® Balanced Fund

•	[Any other fund as approved by Great-West for the [SecureFoundation VA]]

GUARANTEED ANNUAL WITHDRAWAL RATES

Single Covered Person	Joint Covered Persons
[4.0%] for life at ages 55-64	[3.50%] for youngest joint life at 55-64
[5.0%] for life at ages 65-69	[4.50%] for youngest joint life at 65-69
[6.0%] for life at ages 70-79	[5.50%] for youngest joint life at 70-79
[7.0%] for life at ages 80+]	[6.50%] for youngest joint life at 80+]

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TABLE of CONTENTS (continued)

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TABLE of CONTENTS (continued)

		Page
16.07	Currency and Contributions	31
16.08	Notices or other Communications	32
16.09	Disclaimer	32
16.10	Representations	32
16.11	Non-Waiver	32
16.12	Applicable Tax	32
16.13	Information	32

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SECTION 1. DEFINITIONS

Account – A separate record maintained by the Plan Sponsor or its designee in the name of each Plan Participant that reflects his or her interests in the Variable Accounts.

Accumulation Phase – The period of time between the date a GLWB Participant’s GLWB benefit begins to accrue and the Initial Installment Date.

Accumulation Unit – The accounting measure used by Great-West to determine GLWB Participant Account Value during the Accumulation Phase.

Administrative Offices – 8515 East Orchard Road, Greenwood Village, CO 80111.

Alternate Payee – Any spouse, former spouse, child or other dependent of the Plan Participant or any other person recognized under applicable law who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefit payable under a Plan with respect to such Plan Participant.

Annuitant – The person upon whose life the payment of an annuity is based; also known as a GLWB Participant for whom a certificate is issued.

Annuity Commencement Date – The date that annuity payments (described in Section 12) begin to an annuitant.

Annuity Unit – An accounting measure used by Great-West to determine the amount of any variable annuity payment after the first annuity payment is made.

Attained Age – The GLWB Participant’s age on a Ratchet Date.

Beneficiary – A person or entity designated by the Plan Participant or under the terms of the Plan to receive all or a portion of the Account upon the death of the Plan Participant.

Benefit Base – The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal. The Benefit Base is not a cash value. It is used only to calculate Installments during the Withdrawal Phase and the Settlement Phase. The Benefit Base increases dollar-for-dollar upon any Contract Contribution made after the Benefit Base begins accruing, and is reduced proportionately for an Excess Withdrawal. The Benefit Base can also increase with positive market performance on the Ratchet Date. Each Covered Fund will have its own Benefit Base. Unless as otherwise described in this Contract, a Covered Fund Benefit Base cannot be transferred to another Covered Fund.

Business Day – Any day, and during the hours, on which the New York Stock Exchange is open for trading. Unless as otherwise provided, in the event that a date falls on a non-Business Day, the date of the succeeding Business Day will be used.

Code – The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Contract.

Contributions – Purchase payments, eligible rollovers, Transfers, payroll deductions, and other amounts that are received by Great-West under the Contract on behalf of a Plan Participant and allocated to an Account, and are made pursuant to Section 5.01.

Contract Date – The date the Contract is issued to the Contractholder.

Covered Fund – A mutual fund, unit investment trust, or other investment portfolio in which a Variable Account invests all of its assets. Subject to compliance with applicable law, Great-West reserves the right to add, remove

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or substitute Covered Funds and, subject to any required regulatory approval, to transfer assets in one Variable Account to another, as provided in Section 3.02.

Covered Fund Value – The value of assets allocated to a Variable Account invested in a Covered Fund. The Covered Fund Value reflects a return based upon the investment experience of the Covered Funds and will increase or decrease accordingly. The Covered Fund Value is only used to calculate the Benefit Base.

Covered Person(s) – For purposes of this Contract, the person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal Amount will be based. If there are two Covered Persons, the Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments shall continue until the death of the second life. A joint Covered Person must be the Plan Participant’s spouse and the sole designated beneficiary under the Plan.

Distribution – Amount paid to a GLWB Participant from a Covered Fund pursuant to the terms of the Plan and the Code.

Election Date – The date on which the GLWB Participant selects the GLWB. The Election Date is also the date on which the initial Benefit Base for a Covered Fund is calculated.

ERISA – Employee Retirement Income Security Act of 1974, as amended.

Excess Withdrawal – An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase, or any amount combined with all other amounts that exceeds the GAW during the Withdrawal Phase. An Excess Withdrawal reduces the Benefit Base, pursuant to Section 8.04 and Section 9.06. Neither the Guarantee Benefit Fee nor any other fees and charges assessed against the Covered Fund, Value as directed by Plan Sponsor and as agreed to by Great-West, shall be treated as a Distribution or Excess Withdrawal for this purpose.

GLWB Participant – A Plan Participant, Alternate Payee or Beneficiary who is: (i) eligible to enroll under the Contract and purchase the GLWB; (ii) invested in Covered Fund(s); and (iii) a Covered Person.

GLWB Participant Account Value – The value of each division of the Variable Annuity-8 Series Account held under the Contract on behalf of a GLWB Participant. The GLWB Participant Account Value reflects a return based upon the investment experience of each of the Variable Accounts selected and will increase or decrease accordingly.

General Account – Great-West’s assets other than those held in the Separate Account or any other segregated investment account.

Good Order – Notice from any person authorized to initiate a transaction under this Contract that is received by Great-West at the Administrative Office, is submitted in accordance with the provisions of this Contract and in a format(s) satisfactory to Great-West, and contains all information, documentation, and instructions necessary for Great-West to process such transaction. All requests to initiate transactions under this Contract, and to change the frequency and amount of Installments—including in the event of Ratchet or Reset, must be in Good Order. Each such request is subject to any action taken by Great-West before we have processed the request.

Great-West (we, us, our) – Great-West Life & Annuity Insurance Company of New York, which has a Home Office and Administrative Offices at the addresses shown on the cover page of the Contract.

Guaranteed Annual Withdrawal (GAW) – The annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Contract. A Covered Person may opt to receive less than the maximum amount of the GAW.

Guaranteed Annual Withdrawal Percentage (GAW%) – The percentage of the Benefit Base that determines the maximum amount of the GAW. This percentage is based on the age of the Covered Person(s) at the time of the

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first Installment. If there are two Covered Persons the percentage is based on the age of the younger Covered Person, pursuant to the schedule set forth on the Contract Data page.

Guaranteed Lifetime Withdrawal Benefit (GLWB) – A payment option offered under the Plan that pays Installments during the life of the Covered Person(s). The Covered Person(s) will receive periodic payments in either monthly, quarterly, semiannual or annual Installments that when added together over a twelve month period will equal no more than the maximum amount of the GAW.

Initial Installment Date – The date of the first periodic payment of the GAW, which must be a Business Day.

Installments – Periodic payments of the GAW made pursuant to Section 9.01.

Payee – A person entitled to receive all or a portion of the Account Value.

Plan – A retirement program that an employer offers to its employees that is funded in part by this Contract. Each Plan must meet the applicable requirements of Code § 403(b).

Plan Participant – An individual who is eligible to participate in a Plan.

Plan Sponsor – An entity maintaining the Plan on behalf of Plan Participants, Alternate Payees and Beneficiaries.

Qualified Domestic Relations Order (QDRO) – A domestic relations order that: (i) creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to a Plan Participant; (ii) complies with the requirements of the Code and ERISA, if applicable; and (iii) is approved by the Plan.

Ratchet – An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section 8.03 and Section 9.04. Great-West will not adjust the GAW amount or increase Installments to reflect a Ratchet unless directed to do so by the GLWB Participant.

Ratchet Date – During the Accumulation Phase, the Ratchet Date is the anniversary of the date the initial Benefit Base is calculated for a Covered Fund and each anniversary thereafter. During the Withdrawal Phase, the Ratchet Date is the Initial Installment Date and each anniversary of the Initial Installment Date thereafter. If any anniversary in the Accumulation Phase or the Withdrawal Phase is a not a Business Day, then the Ratchet Date will be the last Business Day before that anniversary.

Reset – During the Withdrawal Phase, Great-West will reset a GLWB Participant’s Benefit Base to equal the Covered Fund Value and reset the GAW% to the GAW rate applicable to the GLWB Participant’s Attained Age if such amount is greater than the current Benefit Base multiplied by the current applicable GAW%. Great-West will not adjust the GAW amount or increase Installments to reflect a maximum GAW amount increased by Reset unless directed to do so by the GLWB Participant.

RMD – Required Minimum Distribution, as described in Section 11.04.

Settlement Phase – The period when the Covered Fund Value has reduced to zero by means other than an Excess Withdrawal, provided the Benefit Base is positive. Installments continue during the Settlement Phase under the terms of the Contract.

Transfer – The reinvestment or exchange of all or a portion of the Covered Fund Value from one Variable Account to another or outside the Contract to another eligible Plan investment option.

Valuation Date – A Business Day on which the net asset value of each Variable Account is determined.

Valuation Period – The period between successive Valuation Dates.

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Variable Account – A division of the Variable Annuity-8 Series Account. There is a different Variable Account for each Covered Fund.

Variable Annuity-8 Series Account (Separate Account)—A segregated investment account established under New York law by Great-West. The Variable Annuity-8 Series Account is registered as a unit investment trust under the Investment Company Act of 1940 and is divided into sub-accounts that are referred to in the Contract as “Variable Accounts.”

Withdrawal Phase – The period of time between the Initial Installment Date and the first day of the Settlement Phase.

SECTION 2. OWNERSHIP PROVISIONS

2.01 Ownership of the Contract

The Contractholder is the owner of the Contract and is identified on the first page of the Contract. The Plan Sponsor and the Contractholder each have certain rights and privileges as set forth under the Contract. A GLWB Participant’s vested interest in his or her Account is nonforfeitable, pursuant to Code § 403(b)(1)(C) and Treas. Reg. § 1.403(b)-3(a)(2).

2.02 Ownership of the Assets of the Separate Account

Great-West is the owner of the assets of the Variable Annuity-8 Series Account.

2.03 Transfer and Assignment

The interests of the Contractholder and the Plan Sponsor under the Contract are nontransferable and may not be waived, relinquished or assigned, sold, pledged, charged, encumbered, or in any way alienated, except as may be permitted under the Code, by law, or by applicable court order. If, however, the Plan is consolidated or merged with another retirement plan, or if the assets and liabilities of the Plan are transferred to another retirement plan or are acquired by another plan sponsor, the Contract may be assigned to the new Plan Sponsor and/or trustee.

SECTION 3. VARIABLE ANNUITY-8 SERIES ACCOUNT

3.01 Overview

The Variable Annuity-8 Series Account is a segregated investment account maintained and held apart from Great-West’s General Account and any other investment account of Great-West, and is governed by the laws of Great-West’s state of domicile. The Variable Annuity-8 Series Account is divided into Variable Accounts, each of which invests in a different Covered Fund. The income, gains, losses of each Variable Account are credited to or charged against the assets held in that Variable Account, without regard to other income, gains, or losses of any other Variable Account and any segregated investment account established by Great-West –other than Variable Annuity-8 Series Account, and without regard to any other business Great-West may conduct.

Income, gains or losses, whether or not realized, from assets allocated to the Variable Annuity-8 Series Account are credited to or charged against the Variable Annuity-8 Series Account without regard to other income, gains or losses of Great-West, including Great West’s General Account or any other Great-West segregated investment account. The portion of the assets of the Variable Annuity-8 Series Account equal to the reserves and other liabilities of the Variable Annuity-8 Series Account will not be charged with liabilities that arise from any other business of Great-West.

3.02 Changes to the Separate Account and Modification of Covered Funds

Great-West reserves the right to make certain changes to the structure and operation of the Variable Annuity-8 Series Account, including the following. Subject to compliance with applicable law, Great-West also reserves the right to:

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•	operate the Separate Account in any form permitted under the 1940 Act, or in any other form permitted by law.

•	deregister the Separate Account under the 1940 Act.

•	add Variable Accounts that invest in investment portfolios suitable for the Contract.

•	eliminate Variable Accounts.

•	close certain Variable Accounts to allocations of Contributions or Transfers by current or new GLWB Participants and Contract owners.

•	establish additional segregated investment accounts and/or divisions of such segregated investment accounts (“sub-accounts”).

•	combine the Separate Account with one or more different segregated investment accounts established by Great-West.

•	combine Variable Accounts, or combine a Variable Account with a sub-account of a different segregated investment account established by Great-West.

•	endorse the Contract to reflect changes to the Separate Account and Variable Accounts.

•	make any changes required by the Code or by any other applicable law in order to continue treatment of the Contract as an annuity.

Great-West also reserves the right, subject to compliance with applicable law, to add, remove or substitute Covered Funds. New or substitute Covered Funds may have different fees and expenses, and their availability may be limited to certain Contractholders and GLWB Participants. Such actions may become necessary if, in Great-West’s judgment, a Covered Fund no longer suits the purposes of the Contract. This may happen as a result of a change in laws or regulations, or a change in a Covered Fund’s or Variable Account’s investment objectives or restrictions, or because the Covered Fund or Variable Account is no longer available for investment, or for some other reason. Subject to any required regulatory approvals, Great-West reserves the right to transfer assets in one Variable Account to another Variable Account. Great-West will notify the Plan Sponsor whenever the Covered Funds are changed. Absent different instructions from the Plan Sponsor, Great-West shall, subject to any required regulatory approvals, complete the allocations among the Covered Fund(s) as disclosed in the notice. Such allocation will remain in effect until the date Great-West receives a request, made in Good Order, for a different allocation.

If any of the above actions result in a material change in the underlying investments of a Variable Account in which GLWB Participants are invested, Great-West will provide at least [sixty (60)] calendar days written notice to the Plan Sponsor. This notice shall explain any Variable Account change(s), communicate the timeline and effective date of any Variable Account change, provide information on the fees received by Great-West, and explain Plan Sponsor’s right to opt out of any Variable Account change. The absence of an objection by Plan Sponsor to such notice shall be deemed to be a consent to the change(s). If Great-West is provided notice from a [Covered Fund provider] that results in a change to the investment options available under a Plan, Great-West will provide Plan Sponsor with notice of that change as soon as administratively feasible.

If Great-West does not receive an objection from Plan Sponsor to a Great-West-initiated change, Great-West will, subject to required regulatory approvals, transfer GLWB Participant Account Value between Variable Accounts as disclosed in the notice. Such allocation will be in effect until such time as Great-West receives a written request, in Good Order, for a different allocation.

If Plan Sponsor provides written objection to Great-West within the sixty (60) calendar day notice period, Great-West will not make the proposed change in Variable Accounts available under the Contract. If Plan Sponsor objects to a proposed Variable Account / Covered Fund change, Great-West may terminate this Contract pursuant to Section [15] of this Contract.

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SECTION 4. GLWB PARTICIPANT ACCOUNT VALUE

4.01 Overview

The GLWB Participant Account Value reflects a return based upon the investment experience of the Variable Account(s) selected by the GLWB Participant, each of which is invested in a Covered Fund. The value of a Variable Account for a GLWB Participant will be determined by multiplying the number of Accumulation Units for that Variable Account by the Accumulation Unit value for that Variable Account. Any charges, fees and applicable tax may affect the value of a Variable Account.

4.02 Accumulation Unit Value

The Accumulation Unit value of a Variable Account on any Valuation Date is equal to: (a) the Accumulation Unit value of that Variable Account as of the immediately preceding Valuation Date; multiplied by (b) the net investment factor for the Valuation Period ending on the Valuation Date on which the Accumulation Unit value is being determined.

The Accumulation Unit value may increase, decrease, or remain unchanged as a result of the value of the net investment factor.

4.03 Net Investment Factor

The net investment factor for a Variable Account is a calculated value that measures the investment performance of that Variable Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b), and then subtracting (c) from the result where:

(a)	is the net result of:

(i)	the net asset value per share of the Covered Fund in which the Variable Account invests determined at the end of the current Valuation Period; plus

(ii)	the per share amount of any dividend (including a deduction for an investment advisory fee) and, if applicable, any capital gains distribution made by that Covered Fund if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

(iii)	a per unit charge or credit for any taxes reserved for, which is determined by Great-West to have resulted from the investment operations of that Variable Account;

(b)	is the net asset value per share of the Covered Fund in which the Variable Account invests determined at the end of the immediately preceding Valuation Period; and

(c)	is an amount representing the Variable Asset Charge, deducted on a daily basis. Such amount will vary, depending on the Contractholder’s schedule of terms and fees.

4.04 Accumulation Unit

Contributions (including Transfer requests) received at the Administrative Offices of Great-West before the close of a Valuation Period will be allocated as requested and applied as of that date based upon the Accumulation Unit value for that Variable Account.

For each Contribution and Transfer request, the number of Accumulation Units credited for each GLWB Participant to a Variable Account is determined by: (a) the dollar amount allocated to that Variable Account; divided by (b) the value of the Accumulation Unit for that Variable Account for the Valuation Date on which the Contribution is allocated to that Variable Account.

The number of Accumulation Units will not change because of a later change in the Accumulation Unit value. However, the Accumulation Unit value will vary to reflect the investment experience of the Variable Account.

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4.05 Transaction Date

All transaction requests and Contributions that are timely made and received and in Good Order with all required documentation at Great-West’s Administrative Offices before the close of business of the New York Stock Exchange will be processed as of the date received, and if received after the close of business of the New York Stock Exchange will be processed on the next Business Day. However, Great-West shall not be liable for the results of any delay or interruption as a result of causes or conditions beyond its control including, without limitation, labor disputes, riots, war and war-like operations including acts of terrorism, epidemics, explosions, sabotage, acts of God, failure of power, fire or other casualty, natural disasters or disruptions in orderly trading on any relevant exchange or market, including disruptions due to extraordinary market volume that result in substantial delay in receipt of correct data.

SECTION 5. CONTRIBUTIONS AND DEPOSITS

5.01 Contributions

Contributions may be made at any time until the Settlement Phase begins, pursuant to the terms of the Plan and any limitations under the Code.

Great-West shall not be responsible for determining the amount of Contributions to be made for any Plan Participant. The Contribution amounts will be allocated to a Plan Participant’s Account pursuant to the accompanying Contribution report. The Contribution report must be submitted in a manner acceptable to Great-West and shall be conclusive and binding on the Plan and on any person or entity claiming an interest under the Contract. When the Contribution report does not coincide with the Contribution received and the inconsistency is not resolved within a period of time required under the law, Great-West may return the Contribution.

Great-West reserves the right, after providing advance written notice to Plan Participants, to: (i) limit the amount and frequency of Contributions; (ii) refuse any Contribution; and (iii) stop accepting Contributions altogether.

Great-West’s prior approval may be required before a Contribution may be made that causes Account Value to exceed $5 million.

5.02 Limitations on Contributions

Each Plan Participant’s annual salary reduction Contributions, if any, are limited to the amount permitted by Code § 402(g). Contributions must satisfy any other limitations imposed by the Plan or the Code.

5.03 Deposits to Accounts

Rollovers, retirement plan to retirement plan transfers, Transfers, or other amounts, other than Contributions, paid into an Account will be accepted so long as they are permitted under the terms of the Plan and applicable Code requirements.

5.04 Allocation of Contributions and Deposits

Contributions and any deposits (as described in Section 5.03), less any applicable tax (see Section 16.12), will be allocated in an Account when received in Good Order by Great-West at its Administrative Offices, subject to Section 4.05 of this Contract.

Contributions and any such deposits will be allocated as directed by the GLWB Participant among any number of currently offered Variable Accounts available under the Contract. If the Covered Fund options are changed, Contributions and any such deposits may be redirected or reallocated as set forth in Section 3.02.

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SECTION 6. GLWB PARTICIPANT-DIRECTED TRANSFERS AMONG COVERED FUNDS

6.01 General Requirements

Upon receipt of a request that is in Good Order and meets all of the requirements of this section, Great-West will process a single-sum Transfer of all or a portion of an Account in the Plan, provided that such Transfers:

•	satisfy the terms of the Plan in accordance with the appropriate provisions of the Code;

•	satisfy any restrictions in any Contract rider(s); and

•	satisfy any trading restrictions imposed by the Covered Fund provider, including, but not limited to, mutual fund restrictions on market timing or excessive trading.

A Transfer will take effect on the later of the date designated in the Transfer request or on the Valuation Date that the Transfer request is received, in Good Order, at Great-West’s Administrative Office.

6.02 Restrictions on Transfers

Great-West may limit the number of Transfers and set a minimum Transfer amount. Any such restrictions will be communicated to the [Plan Sponsors and] GLWB Participants.

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SECTION 7. GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”)

7.01 Overview

The GLWB provides a GLWB Participant guaranteed lifetime periodic payments, provided that certain conditions are met. The GLWB Participant may elect to receive periodic payments in annual, semi-annual, quarterly or monthly Installments that, when added together over a 12-month period, total not more than the maximum Guaranteed Annual Withdrawal (“GAW”) amount. Upon written notice to Great-West provided at any time before the Settlement Phase, the GLWB Participant may alter the frequency of Installments and discontinue payments altogether.

The amount of the GAW is determined based, in part, on the age of the Covered Person or, if there are joint Covered Persons, on the age of the younger Covered Person. If there are joint Covered Persons, the periodic payments shall continue until the death of the second life. A joint Covered Person must be the Plan Participant’s spouse and the sole beneficiary of the Plan Participant’s Account.

7.02 GLWB Investment Restrictions

All Contributions and value in the GLWB Participant’s Account must be allocated to Variable Accounts that invest in Covered Funds.

7.03 Restoration of the Benefit Base

If a retirement plan with another Great-West guaranteed lifetime withdrawal benefit contract (“Old GLWB Contract”) terminates the Old GLWB Contract and maps covered fund assets from the Old GLWB Contract into this Contract, Great-West will take a Plan Participant’s Benefit Base and applicable GAW, as measured on the Old GLWB Contract termination date, under the Old GLWB Contract and restore such amounts under the Contract only if the Plan Sponsor: (i) invests all Old GLWB Contract covered fund proceeds to comparable Covered Fund(s) in the Contract; and (ii) submits a request, in Good Order, to restore the Benefit Base. GLWB Participants already in the Settlement Phase in the Old GLWB Contract will continue in Settlement Phase in the Contract.

7.04 Cancellation of the GLWB

The GLWB is cancelled when the GLWB Participant’s Covered Fund Value or Benefit Base is reduced to zero before the Settlement Phase as a result of one or more Excess Withdrawals. If the GLWB is cancelled, the Benefit Base, GAW and any other benefit accrued or received under the GLWB shall terminate. The GLWB Participant cannot make a subsequent Transfer into the same Covered Fund(s) until at least ninety (90) calendar days after the cancellation, but other Contributions will be allowed, at which point a new GLWB would be established. In this situation, the Benefit Base will be based on the current Covered Fund Value on the date the new GLWB is established.

7.05 Termination of the GLWB

The GLWB will automatically terminate for a GLWB Participant:

•	on the Annuity Commencement Date described in Section 12.

•	upon death of the GLWB Participant if there is no surviving Covered Person or, if there are joint Covered Persons, the death of the second to die—subject to the right of a Beneficiary to become a GLWB Participant in the circumstances described in Sections 8.07 and 9.11.

•	if Great-West does not receive the Guarantee Benefit Fee assessed on a GLWB Participant’s Account Value on the date the fee is due.

•	if the Plan contains a small account payout provision that is activated and the GLWB Participant does not elect a rollover distribution to an Individual Retirement Account (“IRA”) or an Individual Retirement Annuity that offers a Great-West approved GLWB feature.

•	if the Plan Sponsor terminates the Contract and the GLWB Participant is not in the Settlement Phase (as described in Section 15.03).

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SECTION 8. GLWB—THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE

8.01 Benefit Base

Each Covered Fund has its own Benefit Base. A GLWB Participant’s initial Benefit Base is the sum of all Contributions allocated to the Covered Fund(s) on the Election Date.

The Benefit Base cannot exceed $5 million. Any value over $5 million will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee (described in Section 13.01). A GLWB Participant may access any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base. However, if the Covered Fund Value falls below $5 million based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Contract.

8.02 Additional Contributions

Additional Contributions may be allocated to the Covered Fund(s) at any time until the Settlement Phase begins, pursuant to the terms of the Plan. Additional Contributions will increase the Benefit Base dollar-for-dollar. Contributions paid for by a deduction from the Plan Participant’s salary are limited to the amount permitted under Code § 402(g). The Contractholder or a Plan Participant, as applicable, must submit a request, in Good Order, that any excess salary reduction Contributions be distributed in a timely manner in accordance with the Code. Such distribution will be an Excess Withdrawal as provided in Section 8.04.

Great-West shall provide GLWB Participants thirty (30) days advance written notice before no longer accepting additional Contributions. After Great-West has provided such notice, GLWB Participants shall retain all other rights under the Contract except the right to make additional Contributions under the Contract.

8.03 Annual Adjustments to Benefit Base

On each Ratchet Date during the Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; or

•	the current Covered Fund Value.

8.04 Effect of Withdrawals, Distributions and Transfers during the Accumulation Phase

An election to take out a withdrawal other than a GAW during the Accumulation Phase will be considered an Excess Withdrawal that will be deducted from both the Benefit Base and the Covered Fund Value. The Benefit Base will be adjusted by the ratio of the Covered Fund Value immediately after the Excess Withdrawal to the Covered Fund Value immediately before the Excess Withdrawal.

Numerical Example

Covered Fund Value before the Excess Withdrawal adjustment = $50,000

Benefit Base = $100,000

Excess Withdrawal amount: $10,000

Covered Fund Value after adjustment= $50,000 – $10,000 = $40,000

Covered Fund Value adjustment = $40,000/$50,000 = 0.80

Adjusted Benefit Base = $100,000 x 0.80 = $80,000

Any Transfer out of a Covered Fund(s) by the GLWB Participant during the Accumulation Phase will be an Excess Withdrawal. If a GLWB Participant transfers GLWB Participant Account Value out of a Covered Fund(s), he or she shall be prohibited from making any Transfer into the same Covered Fund(s) for at least ninety (90) calendar days.

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At the time of any partial or periodic Distribution, if the Covered Person(s) is 55 years of age or older and there has been a distribution event under the Code, the GLWB Participant may elect to begin receiving Installments and establish his or her GAW% at that time. If the GLWB Participant chooses not to establish the GAW%, the Distribution will be treated as an Excess Withdrawal. If the Covered Person(s) is not yet 55 years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal.

Any Distribution from the Covered Fund(s) required to satisfy any contribution limitation imposed by the Code on the Plan or on the Plan Participant will be an Excess Withdrawal at all times.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and other tax implications of RMD withdrawals during the accumulation phase of the Contract.

8.05 Loans During the Accumulation Phase

If the Plan permits loans, loans will be available to a Plan Participant in accordance with the terms set forth in the Plan and the loan application form. Any amount withdrawn from the Covered Fund Value to fund the loan will be treated as an Excess Withdrawal. Loan repayments to the Covered Fund(s) will increase the Benefit Base dollar-for-dollar and are invested in the Covered Fund dollar-for-dollar. If the loan reduces the Covered Fund Value of a single Covered Fund to zero, then the Plan Participant cannot make any Transfer into the same Covered Fund for at least ninety (90) calendar days after the loan, but he or she may continue to make other Contributions into the Covered Fund and establish a new Benefit Base for that Covered Fund.

8.06 QDROs during Accumulation Phase

A request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by the Plan Sponsor, except as otherwise agreed, and received in Good Order. Great-West will make a payment to the Alternate Payees and/or establish an Account on behalf of the Alternate Payees named in such order. The Alternate Payees shall be treated as a surviving spouse for purposes of Code § 401(a)(9) and shall be responsible for submitting a request, in Good Order, to begin Distributions in accordance with the Code.

If an Alternate Payee is the Plan Participant’s spouse during Accumulation Phase, he or she may elect to become a GLWB Participant, either by maintaining the current Benefit Base of the Plan Participant, divided pursuant to the terms of the QDRO or by establishing a new Benefit Base based on the current Covered Fund Value on the date his or her Account is established. If an Alternate Payee elects to maintain the current Benefit Base, the Benefit Base will be divided between the Plan Participant and the Alternate Payee in the same proportion as their respective Covered Fund Values pursuant to the terms of the QDRO. In either situation, the Alternate Payee’s Election Date shall be the date he or she establishes an Account. A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base (or proportionate share), but may elect to establish a new Benefit Base that is based on the current Covered Fund Value on the date he or she establishes an Account.

To the extent that the Alternate Payee becomes a GLWB Participant, he or she will be subject to all terms and conditions of the Contract, the Plan and the Code.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

8.07 Death during Accumulation Phase

If a GLWB Participant dies before the Initial Installment Date, and there is no surviving Covered Person, then the deceased GLWB Participant’s Benefit Base will be reduced to zero and the Covered Fund Value (on the date of the GLWB Participant’s death) will be paid to the Beneficiary in a lump sum or in accordance with the terms of the Plan (unless an election is made by a spouse Beneficiary as provided in this section). When the GLWB Participant dies before making a GAW election, the spouse Beneficiary who was legally married to the deceased GLWB Participant under applicable law as of the date of the GLWB Participant’s death may become a new GLWB Participant and either: (i) maintain the deceased GLWB Participant’s Benefit Base (or proportionate share if multiple Beneficiaries) as of the date of the death of the deceased GLWB Participant ; or (ii) establish a new Benefit Base based on the current Covered Fund Value on the date of death of the deceased GLWB Participant.

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The Ratchet Date will be the anniversary of the date the spouse Beneficiary elected to become a GLWB Participant. The spouse Beneficiary also may elect to be the only Covered Person under the Contract or to select a joint Covered Person (i.e., if the spouse Beneficiary remarries). If there are joint Covered Persons, then after the second Covered Person dies, the remaining Covered Fund Value will be paid to the Beneficiary (of the spouse Beneficiary) and the Benefit Base will be reduced to zero.

A non-spouse Beneficiary cannot elect to maintain the current Benefit Base (or proportionate share), but, if permitted by the Plan and the Code, may elect to become a new GLWB Participant by investing the Covered Fund Value paid to such Beneficiary upon the death of the GLWB Participant. The new Benefit Base will be based on the current Covered Fund Value on the date his or her election is made. The Ratchet Date will be the anniversary of the date the Beneficiary elected to become a GLWB Participant.

To the extent that the Beneficiary becomes a GLWB Participant, he or she will be subject to all terms and conditions of the Contract and the Code.

Any election made by Beneficiary pursuant to this section is irrevocable.

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SECTION 9. GLWB—THE WITHDRAWAL PHASE

9.01 Calculation of Guaranteed Annual Withdrawal

The GAW is calculated by multiplying the Benefit Base by the GAW percentage (GAW%), based on the age of the Covered Person(s) on the Initial Installment Date. When a request to begin Installments is made in Good Order, Great-West will compare the current Benefit Base to the current Covered Fund Value on the day payment of GAWs begins (i.e., the Initial Installment Date). If the Covered Fund Value exceeds the Benefit Base on the Initial Installment Date, then the Covered Fund Value will become the Benefit Base and the GAW will be based on that amount. If the Initial Installment Date is not a business day, then Great-West will compare the Covered Fund Value and the Benefit Base on the business day immediately following the Initial Installment Date.

A GLWB Participant may elect to receive Installments totaling less than the full GAW amount (“maximum GAW”).

Example: If the Benefit Base equals $100,000 and the GAW% is 4.00%, then a GLWB Participant can elect to receive up to a maximum GAW of $4,000.

A GLWB Participant who elects to receive less than the maximum GAW cannot request in later years to receive any payments missed in a prior year.

The GLWB Participant must provide information sufficient for Great-West to determine the age of each Covered Person. Installments shall not begin and an Initial Installment Date shall not be recorded until Great-West receives appropriate information about the Covered Person(s) in Good Order and in manner reasonably satisfactory to Great-West.

Single Covered Person: The Plan Participant may elect to be the only Covered Person under the Contract. GAWs shall not begin until the single Covered Person attains age 55 and has a distributable event under the Plan and the Code.

Joint Covered Person: The Plan Participant may select a joint Covered Person. The joint Covered Person must be the Plan Participant’s spouse and sole Beneficiary under the Plan. In the event of divorce, the joint Covered Person is no longer a spouse and, consequently, can no longer be a Covered Person. The selection of a joint Covered Person is irrevocable.

GAWs cannot begin until both Covered Persons reach age 55 and there is a distributable event under the Plan and the Code. The GAW% will be determined by the age of the younger life on the Initial Installment Date. Any Distribution taken before the younger Covered Person attains age 55 shall be considered an Excess Withdrawal, pursuant to Section 8.04.

GAWs before age 59 1⁄2 may result in certain tax penalties, and may not be permissible while the Plan Participant is still actively employed by the Group Contractholder.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and, more generally, the tax implications of RMD withdrawals during the withdrawal phase of the Contract.

The GAW is based on a percentage of the Benefit Base pursuant to the schedule set forth on the Contract Data page. The Installment equals the GAW divided by the number of payments per year under the elected Installment Frequency Option, as defined in Section 9.02.

9.02 Installment Frequency Options

Installment Frequency Options are as follows:

•	Annual – the GAW will be paid on the Initial Installment Date and each anniversary annually thereafter.

•	Semi-Annual – half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary thereafter.

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•	Quarterly – one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary thereafter.

•	Monthly – one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.

A GLWB Participant can change the frequency of Installments at any time before the Settlement Phase.

9.03 Effect of Installments on Covered Fund Value

Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.

9.04 Ratchet to Benefit Base during the Withdrawal Phase

On each Ratchet Date, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; or

•	the current Covered Fund Value.

The GAW amount may be adjusted annually on the Ratchet Date, based on the new Benefit Base. Great-West will not automatically adjust the GAW amount or increase Installments to reflect a Ratchet. If the maximum GAW amount is increased by Ratchet, Great-West will adjust the GAW or increase Installments only if directed to do so by the GLWB Participant.

9.05 Resets of Guaranteed Annual Withdrawals during the Withdrawal Phase

On the Ratchet Date each year after a GLWB Participant has begun receiving GAWs, Great-West will determine whether the Covered Fund Value as of the Ratchet Date multiplied by the GAW% (based on the GLWB Participant’s Attained Age) is greater than the current Benefit Base multiplied by the current applicable GAW%. If so, Great-West will automatically reset the GLWB Participant’s Benefit Base to the Covered Fund Value as of the Ratchet Date, and reset the GAW% to the GAW% for the GLWB Participant’s Attained Age as of the Ratchet Date. If a Reset of the GAW amount occurs, it will be effective on the Ratchet Date; the Ratchet Date does not change as a result of a Reset of the GAW amount.

Great-West will not adjust the GAW amount or increase Installments paid to a GLWB Participant to reflect a maximum GAW amount increased by Reset unless directed to do so by the GLWB Participant.

Numerical Example When Reset is Beneficial:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $120,000

Current Benefit Base = $125,000

Current GAW% before Ratchet Date: 4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200

So	New GAW Amount is $7,200

New Benefit Base is $120,000

New GAW% is 6%

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Numerical Example When Reset is NOT Beneficial:

Age at Initial Installment Date: 60

Attained Age: 70

Covered Fund Value = $75,000

Current Benefit Base = $125,000

Current GAW % before Ratchet: 4%

Attained Age GAW% after Ratchet Date: 6%

(Current GAW %) x (Current Benefit Base) = 4% x $125,000 = $5,000

(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500

So	Because $4,500 is less than current GAW of $5,000, no Reset

9.06 Effect of Excess Withdrawals during the Withdrawal Phase

After the Initial Installment Date, a Distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal. The Benefit Base and GAW will be adjusted by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).

Numerical Example:

Covered Fund Value before GAW = $55,000

Benefit Base = $100,000

GAW %: 5%

GAW Amount = $100,000 x 5% = $5,000

Total annual withdrawal: $10,000

Excess Withdrawal = $10,000 – $5,000 = $5,000

Covered Fund Value after GAW = $55,000 – $5,000 = $50,000

Covered Fund Value after Excess Withdrawal = $50,000 – $5,000 = $45,000

Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90

Adjusted Benefit Base = $100,000 x 0.90 = $90,000

Adjusted GAW Amount (assuming no Benefit Base increase on succeeding Ratchet Date) = $90,000 x 5% = $4,500

If an Excess Withdrawal occurs, the GAW and current Benefit Base shall be adjusted on the next Ratchet Date.

•	If such an adjustment results in a lower maximum GAW amount, Great-West will decrease Installments only if directed to do so by the GLWB Participant.

•	If an Excess Withdrawal results in a maximum GAW amount that is lower than the GAW amount currently paid to the GLWB Participant, then the following year, Great-West will automatically reduce the amount of the GAW paid to the GLWB Participant to the adjusted maximum GAW.

9.07 Effect of Loan

If a Plan permits loans:

•	A Plan Participant with an outstanding loan balance can begin receiving GAWs.

•	A Plan Participant in the Withdrawal Phase can elect to take a loan.

9.08 Change of Installment Frequency during Withdrawal Phase

The GLWB Participant may request to change the Installment frequency starting on each Ratchet Date during the Withdrawal Phase. Each such request must be in Good Order.

At any time during the Withdrawal Phase, the GLWB Participant receiving Installments more frequently than annually may elect to take a lump sum Distribution up to the remaining scheduled amount of the GAW for that

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year. It is the GLWB Participant’s responsibility to request the suspension of the remaining Installments that are scheduled to be paid during the year (until the next Ratchet Date) and to re-establish Installments that will commence upon the next Ratchet Date, if applicable.

•	If the GLWB Participant chooses not to suspend remaining Installments for the year, Excess Withdrawals may occur and, consequently, a Benefit Base adjustment may also occur. Periodic payments will generally continue at the amount and frequency previously elected until changed by the GLWB Participant and, accordingly, Excess Withdrawals may continue to occur.

•	If the GLWB Participant elects to suspend the remaining Installments, no additional Installments shall be made until the GLWB Participant notifies Great-West, at least thirty (30) calendar days before the next Ratchet Date, to recommence installments.

A GLWB Participant’s Withdrawal Phase Ratchet Date shall remain in effect while Installments are suspended.

9.09 QDROs during Withdrawal Phase

A request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by the Plan sponsor, except as otherwise agreed, and received in Good Order. Great-West will make payment to Alternate Payees and/or establish an Account on behalf of the Alternate Payees named in such order. The Alternate Payees shall be treated as a surviving spouse for purposes of Code § 401(a)(9) and shall be responsible for submitting a request, in Good Order, to begin Distributions in accordance with the Code.

Pursuant to the instructions in the QDRO, if there is a single Covered Person, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Values as of the effective date of the QDRO. The GLWB Participant may continue to receive the proportional GAWs after the [Accounts] are split. If the Alternate Payee is the GLWB Participant’s spouse, he or she may (i) elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution, or (ii) separately elect to become a GLWB Participant pursuant to the provisions of Section 8.06.

Pursuant to the instructions in the QDRO, if there are joint Covered Persons, the Benefit Base and GAW will be divided in the same proportion as their respective Covered Fund Value as of the effective date of the QDRO. The GLWB Participant may continue to receive the proportional GAWs after the accounts are split, based on the amounts calculated pursuant to the joint Covered Persons GAW%. If there is no QDRO, the GLWB Participant will continue to receive the GAWs for his or her life, but GAWs will not continue for the former spouse’s life because the former spouse will no longer qualify as a Covered Person.

If the Alternate Payee is the GLWB Participant’s spouse, he or she (i) may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution, or (ii) can separately elect to continue proportionate GAWs in the Withdrawal Phase based on the amounts calculated pursuant to the joint Covered Persons GAW% set forth in Section 9.01, after the [Accounts] are split. A new Ratchet Date will be established for the Alternate Payee on the date the [Accounts] are split. Pursuant to Section 9.05, the GLWB Participant and Alternate Payee can each elect a Reset based on the person’s own Attained Age GAW% for joint Covered Persons.

In the alternative, the Alternate Payee may establish a new GLWB in the Accumulation Phase with the Benefit Base based on the current Covered Fund Value on the date his or her Account is established.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base or GAW, but may elect to establish a new Account. The Benefit Base will be based on the current Covered Fund Value on the date his or her Account is established.

To the extent that the Alternate Payee becomes a GLWB Participant, he or she will be subject to all terms and conditions of the Contract, the Plan and the Code.

Any election made by the Alternate Payee pursuant to this section is irrevocable.

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9.10 Vesting

A GLWB Participant must be fully vested under the Plan before he or she can begin receiving GAWs.

Should a GLWB Participant not become fully vested because of severance from service or for any other reason, any unvested Covered Fund Value shall be returned pursuant to the Plan’s instructions. Any amount returned pursuant to the Plan’s instructions is considered an Excess Withdrawal and the Benefit Base will be adjusted proportionately.

9.11 Payments on Death During Withdrawal Phase

If the GLWB Participant Dies After the Initial Installment Date as a Single Covered Person

If the GLWB Participant dies after the Initial Installment date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. The remaining Covered Fund Value shall be distributed to the Beneficiary in accordance with Plan provisions. If permitted by the Code, the GLWB Participant’s Beneficiary may elect to become a new GLWB Participant, in which event an initial Benefit Base shall be established and he or she will be subject to all applicable terms and conditions of the Contract and the Code. Any election made by the Beneficiary is irrevocable.

If the GLWB Participant Dies After the Initial Installment Date and while a Joint Covered Person is Living

If permitted by the Contract and the Code, upon the death of a GLWB Participant who has selected a joint Covered Person, the joint Covered Person / Beneficiary will receive, until his or her death, Installments based on the deceased GLWB Participant’s election. Subject to the required minimum distribution rules of the Code, Installments may continue to be paid to the surviving Covered Person based on the GAW% for joint Covered Persons described in Section 9.01. Upon death of the joint Covered Person, the GLWB will terminate, no further Installments will be paid, and any remaining Covered Fund Value will be distributed in accordance with the Code and the terms of the Plan.

Alternatively, the surviving Covered Person may elect to receive his or her portion of the Covered Fund Value as a lump sum Distribution and can separately elect to become a new GLWB Participant and will be subject to all terms and conditions of the Contract and the Code. The Ratchet Date will be the date the surviving Covered Person elects to become a GLWB Participant.

Any election made by the Beneficiary pursuant to this section is irrevocable.

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SECTION 10. GLWB—THE SETTLEMENT PHASE

10.01 Contract Rights and Benefits

The Settlement Phase begins when the Covered Fund Value declines to zero by means other than an Excess Withdrawal, provided the Benefit Base remains positive. When the Settlement Phase begins, if the remaining Covered Fund Value is less than the amount of the final Installment in the GAW Phase, Great-West will pay the remaining balance of the Installment within seven (7) days from the Installment Date. During the Settlement Phase, rights to receive Installments will continue, but all other rights and benefits under the Contract will terminate.

10.02 Fees

The Guarantee Benefit Fee (described in Section 13) will not be deducted during the Settlement Phase.

10.03 Installments

Great-West will continue to pay Installments at the frequency selected by the owner and in effect at the time the Covered Fund Value declines to zero. The amount and frequency of Installments cannot be changed during the Settlement Phase.

If a GLWB Participant is receiving less than the maximum GAW amount during the Withdrawal Phase, Great-West will automatically adjust the Installments to reflect the maximum GAW amount once the Settlement Phase begins.

10.04 QDROs during the Settlement Phase

If a request made in connection with a QDRO is approved during the Settlement Phase, and received in Good Order, Great-West will divide the Installment pursuant to the terms of the QDRO. Installments will continue for the lives of each Payee.

10.05 Death during the Settlement Phase

When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

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SECTION 11. DISTRIBUTIONS FROM ACCOUNTS

11.01 Distribution Requirements

Notwithstanding any provision herein to the contrary, distributions to a Payee entitled to receive all or a portion of the Account Value may only be made in accordance with the terms of the Plan and applicable Code sections and any rider(s), and will be tax reported under the applicable rules in effect on the date of distribution. Great-West will rely on information provided by Plan Sponsor or its designee with respect to the timing and amount of any benefit payable to a Payee under this Contract. Great-West will not process any distributions to a Payee without instructions from the Plan Sponsor or its designee.

11.02 Rollovers

If the Payee of an eligible rollover distribution elects to have the distribution paid directly to a specified eligible retirement plan, as defined in Code § 402(c)(8)(B), then the distribution will be paid to that eligible retirement plan in a direct rollover. If the Plan provides for mandatory Distributions under Code § 401(a)(31)(B), such Distributions shall be sent to the IRA provider selected by Plan Sponsor pursuant to the Plan Sponsor’s or its designee’s instructions. A rollover distribution may reduce the Benefit Base to zero.

11.03 Establishment of Alternate Payee Account

A request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by Plan Sponsor, except as otherwise agreed, and received in Good Order. Great-West will make payment to the Alternate Payee and/or establish an Account on behalf of the Alternate Payee named in such order. The Alternate Payee shall be treated as a surviving spouse for purposes of Code § 401(a)(9) and shall be responsible for submitting a request, in Good Order, to begin Distributions in accordance with the Code.

11.04 Required Minimum Distributions during the Plan Participant’s Lifetime

Plan Participants are required by the Code to begin receiving required minimum distributions (“RMDs”) as of their required beginning date, which is April 1 of the calendar year following the later of: (a) attainment of age 70 1⁄2; or (b) retirement, or such other date as may be prescribed in the Code. RMDs made under this Contract will only be made in a manner consistent with Code§ 401(a)(9). It is a Plan Participant’s or Plan Sponsor’s responsibility to request payments in accordance with the minimum distribution requirements; such requests must be in Good Order. Great-West is not responsible for any penalties resulting from a failure to request timely payments in the proper amount.

Any RMDs during the Accumulation Phase shall be considered an Excess Withdrawal.

During the Withdrawal Phase, RMDs will count toward the GAW amount, but will not be treated as Excess Withdrawals if the Distribution made under the Contract causes the total Distributions to exceed the maximum GAW amount. The Benefit Base will not be reduced for a RMD Installment as long as the RMD amount is attributable to the Covered Fund.

A Plan Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount.

11.05 Distributions after the GLWB Participant’s Death

If the GLWB Participant dies during the Accumulation Phase, then any amounts payable to the Beneficiary shall be paid or distributed as provided in Section 8.07 above. If the GLWB Participant dies during the Withdrawal Phase, then any amounts payable to the Beneficiary shall be paid or distributed as provided in Section 9.11.

Distributions to Beneficiaries must begin on or before the designated Beneficiary’s required beginning date in a manner and amount consistent with Code § 401(a)(9) as it is in effect at the time of the Distribution. It is the Beneficiary’s responsibility to request payments and to pay any penalties resulting from a failure to request timely

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payments in the proper amount; any such request must be in Good Order. A Beneficiary may not receive more than the Account Value.

When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

11.06 Plan-to-Plan Transfers

A GLWB Participant or Beneficiary may direct that all or a portion of the GLWB Participant Account Value be transferred in a single sum to a contract under the retirement plan of another plan sponsor. Such transfers will be permitted provided:

•	Both the transferor and transferee retirement plan provide for such transfers, and the transfer satisfies the terms of the Plan and applicable provisions of the Code;

•	In the case of a transfer for a GLWB Participant, the GLWB Participant is an employee or former employee of the plan sponsor (or the business of the plan sponsor) for the receiving plan;

•	In the case of a transfer for a Beneficiary, the GLWB Participant was an employee or former employee of the plan sponsor (or the business of the plan sponsor) for the receiving plan;

•	Great-West receives a request, in Good Order, for such transfer; and

•	The restrictions, if any, contained in any riders allow such transfer.

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SECTION 12. ANNUITY PAYMENT OPTIONS

12.01 Overview

A GLWB Participant may choose an Annuity Commencement Date, an annuity option, and the frequency of annuity payments. A GLWB Participant can change any of these choices no later than thirty (30) days before the Annuity Commencement Date. Any such request must be in Good Order. The Annuity Commencement Date can be no later than the GLWB Participant’s 99th birthday.

The minimum amount that may be applied under the elected annuity option is [$5,000]. If any payments to be made under the elected annuity payment option will be less than [$50], Great-West may make the payments in the most frequent interval that produces a payment of at least [$50].

If a GLWB Participant is entitled to distributions under applicable terms and provisions of the Plan and begins receiving annuity payments, then the GLWB will terminate for those Covered Fund assets applied to an annuity payment option and all previously incurred Guarantee Benefit Fees will not be refunded.

12.02 Annuity Payment Options

If, based upon information provided by Plan Sponsor, the GLWB Participant or Beneficiary is entitled to a Distribution under the applicable terms and provisions of the Plan and the Code sections governing the Plan, all or a portion of an Account may be applied to an annuity payment option selected by the GLWB Participant or Beneficiary, so long as the requirements of Code § 401(a)(9) are met. Thereafter, this Contract shall no longer be applicable with respect to amounts applied to the annuity payment option.

The amount to be applied to an annuity payment option is: (i) the portion of the vested Account Value elected by a GLWB Participant, less (ii) any applicable tax, and less (iii) any fees and charges described in this Contract. Great-West will issue to the GLWB Participant or Beneficiary to whom annuity payments are to be made a statement describing the benefits payable under the elected annuity payment option.

This Contract provides for payments under the following annuity payout options:

•	Life Only Annuity; and

•	Joint and Survivor Annuity.

A GLWB Participant may also select any other annuity payout option permitted by the Plan that Great-West may make available. The GLWB Participant will be the payee of the annuity payout options made available, unless Great-West receives other instructions in Good Order.

Annuity purchase rates will be the same rates that are available for a single premium immediate annuity currently offered by Great-West at the time annuity payments begin.

For Plans subject to ERISA, the Plan Sponsor is responsible for determining the extent to which Distributions are subject to the Qualified Joint and Survivor Annuity (“QJSA”) and Qualified Preretirement Survivor Annuity rules under ERISA, and for compliance with such rules to the extent applicable.

12.03 Variable Annuity Payments

The annuity payment options are available on a variable basis. The total amount of each variable annuity payment will be the sum of the variable annuity payments for each Variable Account selected by the GLWB Participant to apply to an annuity payment option.

The dollar amount of the first variable annuity payment will depend on:

•	the value of each Variable Account on the first Valuation Date preceding the Annuity Commencement Date;

•	the annuity payment option selected;

•	the age and sex of the annuitant / GLWB Participant;

•	the annuity purchase rates;

•	an assumed interest rate (“AIR”)of [2.5%];

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•	the deduction of any applicable premium taxes; and

•	the deduction of any Contract fees and charges.

The dollar amount of additional variable annuity payments will vary based on the investment performance of the Variable Accounts selected by the GLWB Participant to apply to an annuity payment option. This amount is equal to the sum of the amounts determined by multiplying the number of annuity units of each particular Variable Account by the annuity unit value for the particular Variable Account on the date the payment is made. The number of annuity units to be credited in respect of a particular Variable Account is determined by dividing the portion of the first variable annuity payment attributable to that Variable Account by the annuity unit value of that Variable Account on the Annuity Commencement Date. The number of annuity units of each particular Variable Account then remains fixed, assuming no transfers to or from that Variable Account occur.

The dollar amount of each variable annuity payment after the first may increase, decrease, or remain constant. If the actual investment performance of a Variable Account (net of fees and expenses) exactly matches the AIR of [2.5%] at all times, the amount of each variable annuity payment would remain constant. If actual investment performance (net of fees and expenses) exceeds the AIR, the amount of the variable annuity payments would increase. Conversely, if actual investment performance (net of fees and expenses) is lower than the assumed investment return, the amount of the variable annuity payments would decrease.

Once variable annuity payments have begun, the GLWB Participant may transfer all or a portion of his or her Covered Fund Value from one Variable Account to another. Transfers after the Annuity Commencement Date will be made by converting the number of annuity units being transferred to the number of annuity units of the Variable Account to which the transfer is made. Thereafter, annuity payments will reflect the performance of the Variable Account to which the transfer was made.

12.04 Proof of Age and Survival

Great-West reserves the right to require proof of the annuitant’s or the GLWB Participant’s age before the date annuity payments begin. In addition, for life contingent annuity options, Great-West may require evidence of survival of any GLWB Participant periodically on or after the date annuity payments begin.

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SECTION 13. CONTRACT CHARGES AND OTHER FEES

13.01 Guarantee Benefit Fee

An annual fee will be deducted from GLWB Participant Account Value. Great-West will begin deducting the Guarantee Benefit Fee as follows:

•	from Covered Fund Value attributable to investment in a Great-West SecureFoundation Lifetime Fund, ten years before the “target date” of that Covered Fund;

•	from Covered Fund Value attributable to investment in all other Covered Funds, at the time Contributions and deposits are paid into the corresponding Variable Account.

Because the Benefit Base cannot exceed $5,000,000, Great-West will not assess the Guarantee Benefit Fee on GLWB Participant Account Value that exceeds $5 million.

One-twelfth of the Guarantee Benefit Fee is deducted on a monthly basis in arrears, and will be paid by redeeming the number of Covered Fund shares equal in value to the Guarantee Benefit Fee amount. The percentage amount of the Guarantee Benefit Fee will not be lower than [0.70%] and not higher than [1.5%], on an annualized basis, of the GLWB Participant Account Value attributable to investment in the Covered Fund. Great-West shall inform the GLWB Participant of the current percentage amount of the Guarantee Benefit Fee. Great-West reserves the right to change the amount of and the frequency of the deduction of the Guarantee Benefit Fee, and will notify the GLWB Participant in writing at least thirty (30) calendar days before any such change.

The GLWB will terminate for a GLWB Participant if Great-West does not receive the Guarantee Benefit Fee assessed on his or her Covered Fund Value the on the date it is due.

The Guarantee Benefit Fee is not deducted during the Settlement Phase.

13.02 Variable Asset Charge

A charge deducted from the GLWB Participant Account Value. One three hundred sixty-fifth of the per annum charge shall be deducted daily. This charge will compensate Great-West for the expense risk it assumes in issuing and administering the Contracts and administering the Variable Annuity-8 Series Account. The Variable Asset Charge is assessed on the basis of GLWB Participant Account Value and collected through the calculation of the net investment factor described in Section 4.03. The annualized rate of this charge will not exceed [1.5%].

13.03 Contract Maintenance Charge

Great-West may assess a charge to reimburse Great-West and/or its affiliates for the costs of maintaining the Contract, including the costs for providing accounting and recordkeeping services. This charge will not be higher than [$100.00].

13.04 Covered Fund Expenses

The Variable Annuity-8 Series Account purchases shares of the Covered Funds that are available as investment options under the Contract at net asset value. The net asset value of each Covered Fund reflects expenses already deducted from the assets of that Covered Fund. Those asset-based fees, referred to as an “expense ratio,” consist of investment management fees, administrative expenses, and revenue sharing fees. The fees and expenses of the Covered Funds are not charges under the Contract, but are reflected in the share value of each Covered Fund.

The provider of a Covered Fund may assess redemption fees. Any such fees will be deducted from GLWB Participant Account Value.

13.05 Deductions for Premium Taxes and Other Taxes

Some states or other governmental entities charge premium taxes or similar taxes. Great-West is responsible for the payment of any such taxes and reserves the right to deduct the premium tax from Variable Account Values

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when the tax is due. Great-West will give notice to all GLWB Participants before imposing any such deductions from GLWB Participant Account Values. The applicable premium tax rates are subject to change by the respective state legislatures, by administrative interpretations, or by judicial act.

In addition, Great-West reserves the right to deduct charges in the future for federal, state, and local taxes or the economic burden resulting from the application of any tax laws that Great-West determines to be attributable to the Contract.

13.06 Contract Termination Charge

Upon termination of the Contract by a Plan Sponsor, Great-West may assess a recordkeeping fee based upon either: (i) a percentage of total Plan assets; or (ii) any amounts incurred by Great-West in acquiring and implementing a Plan, which may include, among other things, restorations, commissions, or other costs. The level of this charge will not exceed [$XX].

13.07 Service Charges and Fees

Great-West and/or its affiliates and the Plan Sponsor may enter into agreements for services to the Plan not otherwise provided for under this Contract. Charges and fees for these services are described in the agreement between Great-West and the Plan Sponsor.

13.08 Payment of Charges and Fees

With the exception of the Variable Asset Charge, the Guarantee Benefit Fee, and Covered Fund expenses, all charges and fees under the Contract may be billed directly to Plan Sponsor. If Plan Sponsor does not elect to have such charges and fees billed to Plan Sponsor, such charges and fees shall be deducted from the GLWB Participant Account Value.

In all instances in which the Plan Sponsor has elected to be billed for any fees and charges and any of the fees or charges are unpaid after the date billed, as disclosed in and pursuant to the procedures in the fee disclosure and/or service agreement for the Plan, Plan Sponsor and Contractholder hereby instruct Great-West to debit Accounts. Great-West may continue to deduct charges and fees quarterly from Accounts unless and until Plan Sponsor provides Great-West with written instructions to reinitiate billing.

[Great-West may change any charges and fees upon not fewer than thirty (30) days advance written notice to Plan Sponsor.]

13.09 Grace Period

There shall be a grace period of[ thirty-one (31)] days following the payment due date for remittance to Great-West of payments for fees and charges assessed under the Contract. During such grace period, the Contract shall remain in force.

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SECTION 14. OTHER CONTRACT PROVISIONS

14.01 Loans

If the Plan permits loans, loans will be available to a Plan Participant in accordance with the terms set forth in the Plan and the loan application form.

14.02 Misstatement of Age or Death

Great-West may require adequate proof of the age and death of the GLWB Participant before processing a request for GAWs and annuity payments. If the age of the GLWB Participant has been misstated, the Installment or annuity payment established for him or her will be made on the basis or his or her correct age.

If Installments or annuity payments made were too large because of a misstatement of age, Great-West may deduct the difference from the next payment or payments with interest. If payments were too small, Great-West may add the difference to the next payment with interest. Any interest payable will be made at the rate required by law.

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SECTION 15. CONTRACT TERMINATION

15.01 Notice of Contract Termination

Unless otherwise provided in this Contract, either Great-West or Plan Sponsor may terminate this Contract with advance written notice to the other party. The Contract termination date shall be the seventy-fifth (75th) day after the date written notice is received in the Administrative Offices in Good Order. If the seventy-fifth (75th) day is not a Business Day, the Contract termination date shall be the Business Day immediately following the seventy-fifth (75th) day. Before the Contract termination date, Great-West and Plan Sponsor may agree to an alternate Contract termination date. Contract termination may not occur on the date selected by Plan Sponsor unless Great-West has received all required information. In such event, Great-West shall maintain Account Values until Great-West receives all required information.

15.02 Contract Termination Provisions

Plan Sponsor shall direct Great-West to pay the Account Values as follows. Upon request, made in Good Order, Great-West will remit the GLWB Participant Account Value at market value pursuant to Plan Sponsor’s instructions within seven (7) days after the Contract termination date. Plan Sponsor and Contractholder hereby instructs Great-West to deduct any outstanding charges and fees, including the contract termination charge, if applicable, due to Great-West from the amount remitted from any Variable Accounts.

15.03 If the Plan Sponsor Terminates the Contract

If the Plan Sponsor terminates the Contract, all benefits, rights, and privileges provided by this Contract, including without limitation, the GLWB, shall terminate; provided, however, that those benefits and rights conferred upon GLWB Participants in Settlement Phase at the time of contract termination pursuant to Section [10] of the Contract shall remain in full force and effect as if the Contract had not been terminated. With respect to such GLWB Participants, the following Sections of the Contract shall survive termination: 3.02 (relating to modification of Covered Funds), 10.04, 10.05, 16.03, 16.04, 16.05, 16.08, 16.09, 16.10 and 16.13. If the Plan Sponsor terminates the Contract, the Plan Sponsor may not apply for a new contract until ninety (90) calendar days after the date the Contract terminates. In this event, the provisions in the Contract will no longer apply.

The Benefit Base and Covered Fund Value shall be reduced to zero and any and all other benefits provided under this Contract shall terminate on the Contract termination date for GLWB Participants who: (i) are not eligible to receive distributions under the Plan; or (ii) are eligible to receive their distributions, but do not take a distribution and roll over the Covered Fund Value to an IRA offering the GLWB (as described below) before the Contract termination date.

15.04 If Great-West Terminates the Contract

If Great-West terminates the Contract, such termination will not adversely affect the GLWB Participant’s rights under this Contract, except that additional Contributions may not be invested in the Covered Funds other than reinvested dividends and capital gains.

15.05 Contract Termination due to Plan Termination

If the Plan Sponsor terminates the Plan, it shall notify Great-West of such Plan termination and no further Contributions shall be made to this Contract. Upon notice of Contract Termination Due to Plan Termination, Plan Sponsor agrees to provide any and all information and instructions Great-West requires to properly comply with Plan Sponsor’s notification of Plan termination.

Plan Sponsor acknowledges that the amount distributed from the Contract upon Plan Termination shall be equal to the balance of each Account as reflected in the records of Great-West on the date of Distribution subject to the provisions in any rider(s), less all outstanding charges or fees, including an applicable contract termination charge, and reduced by any required income tax withholding or other applicable fees due upon distribution.

Plan Sponsor shall file any and all required Forms 5500.

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If the Plan is abandoned, orphaned or if Plan Sponsor cannot be located or Plan Sponsor fails to provide appropriate representations and instructions to Great-West in connection with termination of the Plan, Great-West is authorized to accept notices, representations and instructions from the Plan administrator or trustee, the bankruptcy trustee for Plan Sponsor, the U.S. Department of Labor, if applicable, or an authorized and appropriate representative of Plan Sponsor. Great-West may also utilize any procedures promulgated by the U.S. Department of Labor, if applicable, or other applicable regulatory agencies for abandoned or orphaned plans including the facilitation of distributions to Payees performed by a Qualified Termination Administrator, as that term is defined under Federal law and regulations promulgated thereunder, or comparable person as allowed by applicable law.

15.06 Other Termination

This Contract and the GLWB shall automatically terminate if: (i) the Plan Sponsor discontinues the use of a Great-West approved Covered Fund, (ii) Great-West is unable to collect the Guarantee Benefit Fee; or (iii) Great-West cannot effectively administer the GLWB. Should the Contract terminate under this subsection, the Plan Sponsor, rather than Great-West, shall be treated as having terminated the Contract.

In the event of any Contract termination, any GLWB Participant who is eligible to receive Distributions under the Plan before the Contract termination date may elect a direct rollover of his or her Covered Fund assets to an Individual Retirement Account (“IRA”) that offers a Great-West approved GLWB feature, if available. GLWB Participants who make this election will retain their Benefit Base from this Contract and their GAW, if applicable, as of the date of Distribution from the Covered Funds. If the GLWB Participants choose to transfer their Covered Fund assets to any investment vehicle not offering a GLWB portability option, the GLWB Participant’s Benefit Base and GAW, if applicable, will be reduced to zero as of the date of the Distribution from the Covered Funds.

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SECTION 16. GENERAL PROVISIONS

16.01 Contract

Great-West has issued the Contract to the Participant in consideration of the application and the payment of Contributions.

The Contract is subject to the laws of the state in which it was delivered and is intended to qualify as an annuity that satisfies the requirements of Code § 403(b). Great-West reserves the right to interpret provisions of the Contract accordingly, and to amend this Contract as necessary to maintain compliance with applicable state and federal law and regulations.

16.02 Certificate or Other Statement

Great-West shall issue to the Contractholder, for delivery by it to each Covered Person to whom Installments are being made during the Settlement Phase under the Contract, a certificate or other statement setting forth in substance the benefits, rights, and privileges to which such person is entitled under the Contract.

Great-West shall provide to the GLWB Participant or Beneficiary to whom annuity payments are being made pursuant to section 12, a statement describing the benefits payable under the elected annuity payment option.

16.03 Entire Contract

The Contract, including the application and any amendments, endorsements, specification page and/or riders, constitutes the entire contract between the Contractholder and Great-West.

All statements in the application have been accepted as representations and not warranties.

16.04 Contract Modification

Great-West may modify the Contract from time to time to conform it to changes in tax or other law, including applicable regulations and rulings. Any such modification must be in writing. Only the President, Vice-President, or the Secretary of Great-West, or their authorized designees, can agree on behalf of Great-West to modify any provisions of the Contract.

Plan Sponsor and Great-West may, by written agreement, make other modifications to the Contract, subject to the approval of the appropriate state department of insurance, if applicable. No such modification will, without the written consent of Plan Sponsor, affect the terms, provisions, or conditions of the Contract, which are or may be applicable to Contributions or Deposits made before the date of such modification.

16.05 Plan Provisions

In all cases, the Plan document shall determine (subject to the Code) the specific features of the Plan, which may include the availability of certain types of investment options, distributions, loans, and other features allowed but not mandated by the Code. Any provision of the Contract which relates to a feature that conflicts with the Plan shall not apply.

16.06 Non-Participating

The Contract is Non-Participating. The Participant is not eligible to share in Great-West’s divisible surplus.

16.07 Currency and Contributions

All amounts to be paid to or by Great-West must be in currency of the United States of America. All Contributions to the Contract must be made payable to Great-West or to a designee acceptable to Great-West.

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16.08 Notices or other Communications

Any notice or demand by Great-West to or upon a Contractholder, GLWB Participant, Covered Person or other person, if applicable, may be given by mailing it to that person’s last known address as stated in Great-West’s file through the United States Postal Service or last known email address or facsimile number on file.

An application, report, request, election, direction, notice or demand by a Contractholder, any GLWB Participant or other Covered Person(s), if applicable, will be made in a form satisfactory to Great-West and in Good Order. When Great-West requires it, Plan Sponsor will obtain the signature of the Payee on forms provided by Great-West. Great-West must first approve any written materials describing the Contract that are developed by any other person.

16.09 Disclaimer

Nothing contained in the Contract shall be construed to be tax or legal advice, and Great-West assumes no responsibility or liability for any costs, including but not limited to taxes, penalties or interest incurred by the Contractholder, any Participant or Covered Person, or any other person, if applicable, arising out of a determination of liability. Great-West shall not be held liable for the negligence, willful misconduct, or failure to perform of any third party.

16.10 Representations

Great-West shall be entitled to rely and act solely on the reports, directions, proofs, notices, elections, and other information furnished to it by the Contractholder, Participants, Alternate Payees, Covered Persons, Beneficiaries or their respective agents, and such acts shall be conclusive and binding as to all persons or corporations claiming an interest hereunder.

16.11 Non-Waiver

Great-West may, in its sole discretion, elect not to exercise a right, privilege, or option under the Contract. Such election shall not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor shall it constitute a waiver of any provision of the Contract.

16.12 Applicable Tax

An applicable tax may be assessed on the Covered Fund Value or any Distribution, based on applicable state law during the term of the Contract.

16.13 Information

The Plan Sponsor shall furnish all information that Great-West may reasonably require for the administration of this Contract. Great-West shall not be responsible for any obligation under the Contract until it receives all requested information in a form acceptable to Great-West.

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